Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Third Quarter 2026 Results

Record Q3 2026 Daily Production of 27,565 Boe/d (6:1)

Kimbell Gave Notice to Redeem 50% of the Remaining Series A Cumulative Convertible Preferred Units (the “Preferred Units”); After Closing, the Remaining Outstanding Preferred Units Will Be Less Than 3% of Kimbell’s $2.8 Billion Enterprise Value1

Borrowing Base and Elected Commitments on Kimbell’s Secured Revolving Credit Facility Increased from $660 Million to $750 Million

Activity on Acreage Remains Robust with 93 Active Rigs Drilling Representing 16%2 Market Share of U.S. Land Rig Count, an Increase of 2 Rigs from Q2 2026 and Record Line-of-Sight Wells

Announces Q3 2026 Cash Distribution of $0.45 per Common Unit

FORT WORTH, Texas, November 5, 2026 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Partnership”), a leading owner of oil and natural gas mineral and royalty interests in more than 137,000 gross wells across 28 states, today announced financial and operating results for the quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•	Record Q3 2026 daily production of 27,565 barrels of oil equivalent (“Boe”) per day (6:1)

•	Includes 41 days of production from the Company’s $221.2 million Drop Down acquisition (the “Acquired Production”), which closed on August 21, 2026 with an effective date of June 1, 2026

•	Following the closing of the Acquired Production on August 21, 2026, run-rate production was 28,910 Boe per day (6:1)

•	Q3 2026 oil, natural gas and NGL revenues of $96.9 million

•	Including the Acquired Production from the effective date through September 30, 2026, Q3 2026 oil, natural gas and NGL revenues were $104.6 million

•	Q3 2026 net income of approximately $17.3 million and net income attributable to common units of approximately $12.4 million

•	Q3 2026 consolidated Adjusted EBITDA of $80.4 million

•	Including the Acquired Production from the effective date through September 30, 2026, Q3 2026 consolidated Adjusted EBITDA was $87.5 million

1 Based on Kimbell’s $16.88 per unit closing price as of October 30, 2026.

2 Based on Kimbell rig count of 93 as of September 30, 2026 and Baker Hughes U.S. land rig count of 586 as of October 2, 2026.

Kimbell Royalty Partners, LP – News Release

•	On October 15, 2026, the borrowing base and elected commitments on Kimbell’s secured revolving credit facility increased from $660 Million to $750 Million

•	On October 16, 2026, Kimbell gave notice to redeem 50% of the remaining Preferred Units. After closing, which is expected to occur on November 16, 2026, the remaining outstanding Preferred Units will be less than 3% of Kimbell’s $2.8 billion enterprise value

•	As of September 30, 2026, Kimbell’s major properties[3] had a record 9.37 net DUCs and net permitted locations on its acreage compared to an estimated 8.20 net wells needed to maintain flat production

•	As of September 30, 2026, Kimbell had 93 rigs actively drilling on its acreage, an increase of 2 rigs from Q2 2026 and representing approximately 16% market share of all land rigs drilling in the continental United States as of such time

•	Announced a Q3 2026 cash distribution of $0.45 per common unit, reflecting a payout ratio of 75% of cash available for distribution; implies a 10.7% annualized yield based on the October 30, 2026 closing price of $16.88 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s secured revolving credit facility

•	Kimbell affirms its financial and operational guidance ranges for Q4 2026 previously disclosed in its recent guidance press release announced on August 24, 2026

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “General Partner”), commented, “We are pleased to report another outstanding quarter for Kimbell, which included record production, an increase in our rig count by 2 rigs to 93 rigs actively drilling across our acreage and record line of sight wells. In addition, we provided notice to redeem half of the remaining Preferred Units, which further simplifies our capital structure and reduces our cost of capital. After closing this redemption later this month, the face value of the remaining outstanding Preferred Units will be less than 3% of Kimbell’s $2.8 billion enterprise value. Finally, we increased the Company’s borrowing base and elected commitments from $660 million to $750 million on Kimbell’s secured revolving credit facility.

“We are pleased to declare the Q3 2026 distribution of 45 cents per common unit, reflecting a 10.7% annualized tax advantaged yield based on Kimbell’s closing price on October 30, 2026. We estimate that approximately 76% of this distribution is expected to be considered return of capital and not subject to dividend taxes, further enhancing the after-tax return to our common unitholders.

“With the recent surge in oil prices, we expect activity across the lower 48 to remain strong as we complete 2026 and enter 2027, especially in the Permian Basin, which is our largest basin by revenue, production, rig count, DUCs and permits. Based on current quarter oil prices, we expect a material increase in cash flow in Q4 2026, especially since approximately 84% of our estimated Q4 2026 oil production is unhedged.

“It has been a busy year with M&A and we have now closed $367 million in acquisitions since June 2026. We remain bullish on the U.S. oil and natural gas industry, our role as a leading consolidator in the sector and the prospects for Kimbell to generate long-term unitholder value for years to come.”

3 These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 10% to Kimbell’s net inventory.

Kimbell Royalty Partners, LP – News Release

Third Quarter 2026 Distribution and Debt Repayment

Today, the Board of Directors of the General Partner (the “Board of Directors”) approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the third quarter of 2026, or $0.45 per common unit. The distribution will be payable on November 23, 2026 to common unitholders of record at the close of business on November 16, 2026. Kimbell plans to utilize the remaining 25% of cash available for distribution for the third quarter of 2026 to pay down approximately $18.8 million of the outstanding borrowings under its secured revolving credit facility.

Kimbell expects that approximately 76% of its third quarter 2026 distribution should not constitute dividends for U.S. federal income tax purposes, but instead is estimated to constitute a non-taxable reduction to the basis of each distribution recipient’s ownership interest in Kimbell common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. The Form 8937 containing additional information may be found at www.kimbellrp.com under the “Investor Relations” section of the site. Kimbell currently believes that the portion that constitutes dividends for U.S. federal income tax purposes will be considered qualified dividends, subject to holding period and certain other conditions, which are subject to a tax rate of 0%, 15% or 20% depending on the income level and tax filing status of a unitholder for 2026. Kimbell believes these estimates are reasonable based on currently available information, but they are subject to change.

Financial Highlights

During the third quarter of 2026, the Partnership’s total revenues were $86.3 million, net income was approximately $17.3 million and net income attributable to common units was approximately $12.4 million, or $0.12 per common unit.

Excluding the effect of certain prior period adjustments, Kimbell’s third quarter 2026 average realized price per Bbl of oil was $86.18, per Mcf of natural gas was $2.21, per Bbl of NGLs was $25.23 and per Boe combined was $40.41.

Total third quarter 2026 consolidated Adjusted EBITDA was $80.4 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the third quarter of 2026, G&A expense was $10.7 million, $6.3 million of which was Cash G&A expense, or $2.48 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures. Please see definition under Non-GAAP Financial Measures in the Supplemental Schedules included in this news release). Unit-based compensation in the third quarter of 2026, which is a non-cash G&A expense, was $4.4 million or $1.73 per Boe.

Kimbell Royalty Partners, LP – News Release

As of September 30, 2026, Kimbell had approximately $535.8 million in debt outstanding under its secured revolving credit facility, had net debt to third quarter 2026 trailing twelve month consolidated Adjusted EBITDA of approximately 1.5x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $124.2 million in undrawn capacity under its secured revolving credit facility as of September 30, 2026.

On October 15, 2026, the borrowing base and elected commitments on Kimbell’s secured revolving credit facility were increased from $660 million to $750 million in connection with its fall redetermination. In addition, on October 16, 2026, the Company gave notice to redeem 50% of the remaining Preferred Units outstanding, further simplifying its capital structure and lowering its cost of capital. This redemption is expected to close on November 16, 2026 for an aggregate redemption price of approximately $100.2 million, which is expected to be funded with borrowings under the Company’s secured revolving credit facility.

As of September 30, 2026 and November 5, 2026, Kimbell had outstanding 105,451,405 common units and 18,752,185 Class B units.

Production

Third quarter 2026 average daily production was 27,565 Boe per day (6:1), which was composed of approximately 45% from natural gas (6:1) and approximately 55% from liquids (34% from oil and 21% from NGLs).

Operational Update

As of September 30, 2026, Kimbell’s major properties had 1,005 gross (4.56 net) DUCs and 705 gross (4.81 net) permitted locations on its acreage. In addition, as of September 30, 2026, Kimbell had 93 rigs actively drilling on its acreage, which represents an approximate 15.9% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of September 30, 2026(1)	Gross Permits as of September 30, 2026(1)	Net DUCs as of September 30, 2026(1)	Net Permits as of September 30, 2026(1)
Permian	679	484	3.14	3.81
Eagle Ford	97	46	0.50	0.11
Haynesville	53	26	0.28	0.22
Mid-Continent	106	67	0.53	0.44
Bakken	66	63	0.07	0.16
Appalachia	4	7	0.04	0.02
Rockies	0	12	0.00	0.05
Total	1,005	705	4.56	4.81

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management, could add an additional 10% to Kimbell's net inventory.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of September 30, 2026:

Fixed Price Swaps as of September 30, 2026
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
4Q 2026	150,144	1,324,800	$63.33	$3.94
1Q 2027	151,470	1,321,920	$63.75	$4.46
2Q 2027	153,153	1,336,608	$61.57	$3.47
3Q 2027	154,836	1,351,296	$61.90	$3.76
4Q 2027	154,836	1,351,296	$58.06	$4.02
1Q 2028	148,512	1,336,608	$70.35	$4.35
2Q 2028	159,159	1,360,086	$65.30	$3.15
3Q 2028	182,712	1,450,656	$70.31	$3.54

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2026 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through November 12, 2026 by dialing 201-612-7415 and using the conference ID 13761240#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Kimbell Royalty Partners, LP – News Release

Presentation

On November 5, 2026, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 137,000 gross wells. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth (including financial and operational guidance), drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices and changes to supply and demand for oil, natural gas and NGLs. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to potential declines in prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks relating to the impairment of oil and natural gas properties, risk related to changes in U.S. trade policy and the impact of tariffs, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Production, risks relating to tax matters and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Zach Vaughan

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

September 30,
2026
Assets:
Current assets
Cash and cash equivalents	$33,744
Oil, natural gas and NGL receivables	68,022
Accounts receivable and other current assets	2,149
Total current assets	103,915
Property and equipment, net	627
Oil and natural gas properties
Oil and natural gas properties (full cost method)	2,633,593
Less: accumulated depreciation, depletion and impairment	(1,240,446)
Total oil and natural gas properties, net	1,393,147
Right-of-use assets, net	4,330
Loan origination costs, net	8,944
Total assets	$1,510,963
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$4,040
Other current liabilities	14,714
Derivative liabilities	8,696
Total current liabilities	27,450
Operating lease liabilities, excluding current portion	4,149
Derivative liabilities	3,506
Long-term debt	535,800
Total liabilities	570,905
Commitments and contingencies
Mezzanine equity:
Series A preferred units	159,383
Kimbell Royalty Partners, LP unitholders' equity:
Common units	661,872
Class B units	937
Total Kimbell Royalty Partners, LP unitholders' equity	662,809
Non-controlling interest in OpCo	117,866
Total unitholders' equity	780,675
Total liabilities, mezzanine equity and unitholders' equity	$1,510,963

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	September 30, 2026	September 30, 2025
Revenue
Oil, natural gas and NGL revenues	$96,862	$76,807
Lease bonus and other income	2,605	379
(Loss) gain on commodity derivative instruments, net	(13,134)	3,434
Total revenues	86,333	80,620
Costs and expenses
Production and ad valorem taxes	7,460	5,611
Depreciation and depletion expense	32,889	31,043
Marketing and other deductions	4,001	5,052
General and administrative expense	10,673	10,066
Total costs and expenses	55,023	51,772
Operating income	31,310	28,848
Other expense
Interest expense	(9,662)	(9,782)
Net income before income taxes	21,648	19,066
Income tax expense (benefit)	4,394	(3,257)
Net income	17,254	22,323
Distribution and accretion on Series A preferred units	(2,656)	(2,656)
Net income attributable to non-controlling interests	(2,204)	(2,641)
Distributions to Class B unitholders	(14)	(14)
Net income attributable to common units of Kimbell Royalty Partners, LP	$12,380	$17,012

Basic	$0.12	$0.19
Diluted	$0.12	$0.19
Weighted average number of common units outstanding
Basic	99,787,622	91,170,092
Diluted	129,036,049	118,212,963

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Cash G&A and Cash G&A per Boe are used as supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss), net of depreciation and depletion expense, interest expense, income taxes, impairment of oil and natural gas properties, non-cash unit-based compensation and unrealized gains and losses on derivative instruments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	September 30, 2026	September 30, 2025
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$58,125	$62,763
Interest expense	9,662	9,782
Income tax expense (benefit)	4,394	(3,257)
Amortization of right-of-use assets	(94)	(88)
Amortization of loan origination costs	(531)	(631)
Unit-based compensation	(4,390)	(4,169)
(Loss) gain on derivative instruments, net of settlements	(11,768)	1,793
Changes in operating assets and liabilities:
Oil, natural gas and NGL receivables	14,338	(6,736)
Accounts receivable and other current assets	263	546
Accounts payable	37	(1,382)
Other current liabilities	(5,926)	1,190
Operating lease liabilities	89	80
Consolidated EBITDA	$64,199	$59,891
Add:
Unit-based compensation	4,390	4,169
Loss (gain) on derivative instruments, net of settlements	11,768	(1,793)
Consolidated Adjusted EBITDA	$80,357	$62,267
Adjusted EBITDA attributable to non-controlling interest	(12,132)	(8,364)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$68,225	$53,903

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	7,097	8,292
Cash distribution to Series A preferred unitholders	2,087	2,128
Cash income tax expense	1,621	—
Distribution to Class B unitholders	14	14
Cash available for distribution on common units	$57,406	$43,469

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2026
Net income	$17,254
Depreciation and depletion expense	32,889
Interest expense	9,662
Income tax expense	4,394
Consolidated EBITDA	$64,199
Unit-based compensation	4,390
Loss on derivative instruments, net of settlements	11,768
Consolidated Adjusted EBITDA	$80,357
Adjusted EBITDA attributable to non-controlling interest	(12,132)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$68,225

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	7,097
Cash distribution to Series A preferred unitholders	2,087
Cash income tax expense	1,621
Distribution to Class B unitholders	14
Cash available for distribution on common units	$57,406

Common units outstanding on September 30, 2026	105,451,405

Common units outstanding on November 16, 2026 Record Date	105,451,405

Cash available for distribution per common unit outstanding	$0.54

Third quarter 2026 distribution declared (1)	$0.45

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.  Additionally, Kimbell utilized approximately $7.1 million of cash flows expected to be received from the Q3 2026 Acquired Production from June 1, 2026 to August 20, 2026, to pay outstanding borrowings under its credit facility and to distribute the additional cash flows to common unitholders.  Revenues, production and other financial and operating results from the Q3 2026 acquisition will be reflected in Kimbell's condensed consolidated financial statements from August 21, 2026 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
September 30, 2025
Net income	$22,323
Depreciation and depletion expense	31,043
Interest expense	9,782
Income tax benefit	(3,257)
Consolidated EBITDA	$59,891
Unit-based compensation	4,169
Gain on derivative instruments, net of settlements	(1,793)
Consolidated Adjusted EBITDA	$62,267
Adjusted EBITDA attributable to non-controlling interest	(8,364)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$53,903

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Less:
Cash interest expense	8,292
Cash distribution to Series A preferred unitholders	2,128
Distribution to Class B unitholders	14
Cash available for distribution on common units	$43,469

Common units outstanding on September 30, 2025	93,396,488

Common units outstanding on November 17, 2025 Record Date	93,396,488

Cash available for distribution per common unit outstanding	$0.47

Third quarter 2025 distribution declared (1)	$0.35

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its secured revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended
	September 30, 2026
Net income	$17,254
Depreciation and depletion expense	32,889
Interest expense	9,662
Income tax expense	4,394
Consolidated EBITDA	$64,199
Unit-based compensation	4,390
Loss on derivative instruments, net of settlements	11,768
Consolidated Adjusted EBITDA	$80,357

Q4 2025 - Q2 2026 Consolidated Adjusted EBITDA (1)	258,528
Trailing Twelve Month Consolidated Adjusted EBITDA	$338,885

Long-term debt (as of 9/30/26)	535,800
Cash and cash equivalents (as of 9/30/26)	(33,744)
Net debt (as of 9/30/26)	$502,056

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.5	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended December 31, 2025, March 31, 2026 and June 30, 2026 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net income to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the trailing twelve months pro forma results from the Q2 2026 acquisition that closed in June 2026 and the Q3 2026 acquisition that closed in August 2026 in accordance with Kimbell's secured revolving credit facility.